July 20, 2026

Mingxiao “Gary” Guo
[***]
[***]

Dear Gary,
This Agreement and Release (the “Agreement”) by and between you and Trane Technologies Company, its parents, affiliates and subsidiaries (the “Company”) sets forth the terms of your separation of employment from the Company.

1.Your active employment with the Company will cease as of August 1, 2026 (the “Effective Date”). Your compensation will continue through the Effective Date.

2.Your separation arrangements will consist of:

a)Pursuant to the terms of your cash sign-on award, the cash sign-on payment in the gross amount as set forth in Exhibit A, would otherwise be subject to repayment upon the termination of your employment under the circumstances of this separation. In consideration of your execution of, non-revocation of, and continued compliance with this Agreement, the Company agrees to irrevocably waive its right to require payment of the sign-on payment. You further acknowledge and agree that this waiver of the repayment obligation constitutes the sole cash equivalent separation benefit being provided by the Company in connection with the termination of your employment.

You are eligible for COBRA and will receive a package in the mail from Towers Watson Benefits Connect. Please review the package carefully for election requirements. If you have questions regarding retiree medical eligibility, please call the Employee Services Contact Center at 1-866-472-6793.

None of the above payments shall be considered compensation for the purposes of benefits or payments under any employee benefit program of the Company.

The arrangements described above are in lieu of any other obligations the Company may have to you unless specifically mentioned in this Agreement.

All vested retirement benefits for which you may be eligible will be paid according to specific plan provisions.

For treatment of equity awards upon termination, please refer to equity documents provided at the time of the award. Log in to your UBS account at www.ubs.com/onesource/tt to check the status of your equity awards, or contact Trane Technologies’ Equity team at [***] to determine the effect of your termination on outstanding equity awards, if any.

3.In exchange for the benefits described in paragraph 2 above:

a)You agree to promptly provide to the Company by the Effective Date, all expense reports, all documents whether in written or electronic format, as well as all Company assets, such as cell phones, personal electronic devices, computer equipment, keys, security cards and/or company identification cards in your possession pertaining to your work at the Company.

b)You acknowledge:

•that any trade secrets, or confidential business/technical information of the Company, its suppliers or customers, (whether reduced to writing, maintained on any form of electronic media, maintained in your mind or memory or whether compiled by you or the Company) derive independent economic value from not being readily known to or ascertainable by proper means by others, who can obtain such economic value from their disclosure or use;

•that reasonable efforts have been made by the Company to maintain the secrecy of such information;

•that such information is the sole property of the Company (or its suppliers or customers); and

•that you agree not to retain, use or disclose such information during or after your employment. You further agree that any such retention, use or disclosure, in violation of this Agreement, will constitute a misappropriation of trade secrets of the Company (or its suppliers or customers) and a violation of the Code of Conduct and Proprietary Agreements that you have previously made with the Company. You also agree that the Company may seek injunctive relief and damages to enforce this provision.

c)You agree not to disclose the existence or the terms of this Agreement to anyone inside or outside the Company, subordinates or any other employees of the Company. This shall not preclude disclosure to your spouse, attorney, financial advisor, designated Company representative, or in response to a governmental tax audit or judicial subpoena. You also agree to instruct those to whom you disclose the terms of this Agreement not to disclose the existence of its terms and conditions to anyone else. This provision shall also not preclude you from disclosing this Agreement and its terms in a legal proceeding to enforce its terms. The Company will hold you personally responsible for losses it incurs as a result of violation by you of this confidentiality obligation.

d)For a period of twelve (12) months following the Effective Date, you agree not to directly or indirectly recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

e)You agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers. You agree that any violation of these commitments will be a material breach by you of this Agreement and the Company will have no further obligation to provide any compensation or benefits referred to in this Agreement. You will also be liable for damages (both compensatory and punitive) to the fullest extent of the law as a result of the injury incurred by the Company as a result of such remarks or communications.

f)For a period of twelve (12) months following the Effective Date, (again, the Restricted Period), you shall not, on behalf of yourself or any other person or entity, alone or in concert with others: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any Competitive Products (as defined below); (ii) sell or provide any Competitive Products to any Restricted Customer; (iii) solicit, encourage, or cause any Restricted Customer not to do business with or to reduce any part of its business with the Company; (iv) solicit, encourage, or cause any Restricted Supplier (as defined below) of goods or services to the Company not to do business with, disrupt business with, or to reduce any part of its business with the Company; (v) make any disparaging remarks about the Company or its business, services, products, or employees, whether in writing, verbally, electronically or on any online forum, for a competitive purpose; or (vi) assist, encourage or cause any person or entity to engage in any of the conduct prohibited by this Section.
A.“Restricted Customer” means: (i) any Company customer with whom you had material business contact or material communications at any time during the last 18 months of your employment; (ii) any Company customer you supervised or materially assisted with the Company’s dealings at any time during the last 18 months of your employment; and/or (iii) any Company customer about whom you received confidential information in the regular course of employment with the Company at any time during the last 18 months of your employment. “Restricted Customer” also includes any prospective Company customer: (x) with whom you had material business contact or material communications at any time during the last 18 months of Employee’s employment; and/or (y) for whom you were materially involved in preparing a Company proposal at any time during the last 6 months of your employment.
B.“Restricted Supplier” means (i) any Company supplier with whom you had material business contact or material communications at any time during the last 18 months of your employment; (ii) any Company supplier you supervised or materially assisted with the Company’s dealings at any time during the last 18 months of your employment; and/or (iii) any Company supplier about whom you received confidential information in the regular course of employment with the Company at any time during the last 18 months of your employment.
C.“Competitive Products” means any products or services that could replace or are otherwise competitive with the products or services which were purchased by or offered to the Restricted Customer by the Company at any time during the last 18 months of your employment.
D.The phrase “confidential information” is defined in the Parties’ Agreement to Assign Inventions, to Protect Confidential Information, and to Prohibit Solicitation and Disparagement.
The provisions in this Section (f) calling for a “look back” of months prior to the end of Employee’s employment are intended solely as a means of identifying and limiting the scope of these restrictions, and are not intended to, nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
4.a)    You hereby irrevocably and unconditionally release and forever discharge the Company and each and all of its successors, predecessors, businesses, affiliates, and assigns and all person acting by, through and under or in concert with any of them from any and all complaints, claims, compensation program payments and liabilities of any kind (with the exception of claims for workers’ compensation and unemployment claims), suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”)

which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to any Claims under the Age Discrimination in the North Carolina Equal Employment Practices Act, N.C.G.S. §143-422.1, et seq.; the North Carolina Discrimination on the Basis of Genetic Testing or Genetic Information, N.C.G.S. §95-28.1A; N.C.G.S. §130A-148; the North Carolina Wage and Hour Act, N.C.G.S. §95-25.1, et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S. §95-240, et seq.; retaliation for exercise of rights under the North Carolina Workers’ Compensation law; laws or theories governing retaliation; wrongful discharge laws or theories, including wrongful discharge in violation of North Carolina public policy, including but not limited to, the public policy set forth in the North Carolina Equal Employment Opportunity Act, N.C.G.S. §43-422.1, et seq.; the North Carolina Persons With Disabilities Protection Act, N.C.G.S. §168A-1 et seq.; the North Carolina Whistleblower Act, N.C.G.S. §126-85, et seq.; claims arising out of or connected with sections 7B-2705, 9-32, 95-28.1, 95-28.2, 95-28.3, 95-28.1A, 95-81 - 83, 95-194(c), 95-195(b), 95-196, 95-208, 95-270, 108A-70.10, 126-85 - 86, 127B-11 - 14, and 130A-148(i) of the North Carolina General Statutes; the North Carolina Military Anti-Discrimination Act, N.C.G.S. §§ 127B-10, et. seq. et. seq. and/or other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorney fees. This section and the release hereunder, does not waive any claims under the ADEA that may arise after the date of your execution of this Agreement.

b) The parties understand the word "claims", to include all claims, including all employment discrimination claims, as defined above, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and termination. All such claims (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act, including, without limitation, age discrimination or any other claim or cause of action and regardless of the forum in which it might be brought.

c)Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Agreement.

d)Nothing in this Agreement shall be construed to prohibit you from filing any charge or complaint with the EEOC or State Counterpart Agency or participating in any investigation or proceeding conducted by the EEOC or State Counterpart Agency, nor shall any provision of this Agreement adversely affect your right to engage in such conduct. Notwithstanding the foregoing you waive the right to obtain any monetary relief from the EEOC or State Counterpart Agency or recover any monies or compensation as a result of filing any such charge or complaint.

e)For any claim not subject to release, you agree to waive, to the extent permitted by law, any right or ability to be a class or collective action representative, or otherwise participate as a party in any putative or certified class, collective or multi-party action or proceeding based upon such a claim in which the Company or any other Releasee identified in this Agreement is a party.   You further waive any right or ability to be a class or collective action representative, or to otherwise participate as a party in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.  You promise not to consent to become a member of any class or collective action in a case in which claims are asserted against the Company or any other Releasee identified in this Agreement that are related in any way to your employment or the termination of your employment with the Company.  If, without your prior knowledge and consent, you are made a member of a class in any proceeding, you agree to opt out of the class at the first opportunity.  This obligation shall also apply to your heirs, executors, administrators, successors and assigns.

5. a)    You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

b)You will promptly notify the Company if you receive any requests from anyone for information regarding the Company or if you become aware of any potential claims or proposed litigation against the Company.

c)You shall immediately notify the Company if you are served with a subpoena, order, directive or other legal process requiring you to provide sworn testimony regarding a Company-related matter.

6.This Agreement sets forth the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings, written or oral, between you and the Company pertaining to the subject matter hereof, provided, however, that this Agreement does not supersede, limit or impair any post-employment obligations you owe the Company under other written agreements. You agree to comply with any post-employment obligations you owe the Company under other written agreements.

7.This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

8.This Agreement is governed by the laws of the State in which the employee worked at the time of the employee’s termination without regard to its choice of law provisions, to the extent not governed by federal law.

9.Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

10.You understand and agree that:

a)You are signing this Agreement voluntarily and with full knowledge and understanding of its terms, which include a waiver of all rights or claims you have or may have against the Company as set forth herein including, but not limited to, all claims of age discrimination and all claims of retaliation;

a)You are, through this Agreement, releasing, among others, the Company, its affiliates and subsidiaries, each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, from any and all claims you may have against them;

b)You are not being asked or required to waive rights or claims that may arise after the date of your execution of this Agreement, including, without limitation, any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement;

c)The consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled;

d)You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

e)You knowingly and voluntarily intend to be legally bound by the same;

f)You were advised and hereby are advised in writing to consider the terms of the Agreement and consult with an attorney of your choice prior to executing this Agreement;

g)You have been provided with sufficient opportunity to consult with an attorney or have waived that opportunity;

h)You have a full twenty-one (21) days from the date of receipt of this Agreement within which to consider this Agreement before executing it; and

i)You have the right to revoke this Agreement within seven consecutive calendar days (“Revocation Period”) after signing and dating it, by providing written and emailed notice of revocation to Trane Technologies plc, Attn. [***] c/o Trane Technologies and/or each successor entity thereto, 800-E Beaty St., Davidson, NC 28036 and emailing [***]. If you revoke this Agreement during this Revocation Period, it becomes null and void in its entirety. If you do not revoke this Agreement, after the Revocation Period, it becomes final.

If you accept, please acknowledge your agreement to the terms set forth above by signing and dating below where indicated. You will also be required to re-sign this Agreement following the Effective Date of your separation. You have a full twenty-one (21) days from the date of receipt, that is until August 10, 2026, to consider, acknowledge and return this Agreement. This time period is required by the federal Age Discrimination in Employment Act (“ADEA”). After you return the Agreement, there will then be a seven (7) day period within which you may revoke the Agreement. If you fail to accept this offer within the twenty-one (21) day period it will be revoked and no longer available. It is only after the seven (7) day period that the Agreement becomes effective and enforceable.

Sincerely,

/s/ Donny Simmons         July 20, 2026
Donny Simmons            Date

CERTIFICATION

I certify that I have been advised of my rights to consult with an attorney prior to executing this Agreement; have been given at least 21 days from date of receipt within which to consider this Agreement; and exercised my rights and opportunities, as I deemed appropriate. I knowingly and voluntarily have entered into this Agreement understanding its significance and my obligations.

/s/ Gary Guo                July 22, 2026

Mingxiao “Gary” Guo                Date